Exhibit 10.4

Non-Employee Director Compensation

Based on its annual review of director compensation, on June 9, 2006, Chesapeake Energy Corporation’s Board of Directors approved the annual compensation of its non-employee directors effective July 1, 2006 as follows: (1) $50,000 annual retainer to be paid in quarterly installments on the first business day of each calendar quarter; (2) $12,500 and $3,000 payable for each board meeting attended in person and telephonically, respectively, not to exceed $75,000 per year for board meetings attended; and (3) 12,500 restricted shares of Chesapeake’s common stock to be issued on the first business day in July of each year. One-quarter (1/4) of each restricted stock award will vest immediately upon award with the remaining three-quarters (3/4) of the award to vest ratably over the next three years following the date of the award.